Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

OLD SECOND BANCORP, INC.

ARTICLE I

NAME

The name of the Corporation is

OLD SECOND BANCORP, INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 4305 Lancaster Pike, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED STOCK

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,500,000 shares, which shall be divided into two classes as follows:

1,200,000 shares of Common Stock without par value and

300,000 shares of Preferred Stock without par value.

B.            Effective as of 5:00 p.m. Central Standard Time on December 12, l986, each share of Common Stock of the Corporation of the par value of $5.00 each issued and outstanding or held in the treasury of the Corporation is hereby reclassified and changed into one and one-half (1.5) fully paid and nonassesable shares of Common Stock of the Corporation without par value, and each holder of record of a certificate for one or more shares of Common Stock of the Corporation as of 5:00 p.m. Central Standard Time on December 12, 1986 shall be entitled to receive as soon as practicable, and without surrender of such certificate, a certificate or certificates representing one-half (.5) additional share of Common Stock for each one share of Common Stock represented by the certificate(s) of such holder. No fractional shares of Common Stock or scrip certificates therefor shall be issued upon such reclassification and change, but in lieu of such fractional interest there shall be paid to the holder cash equal to $22.00. The aggregate stated capital of the Common Shares issued and outstanding upon the taking effect of this Restated Certificate of Incorporation, shall be the same as the aggregate stated capital of the Common Shares issued and outstanding immediately prior to the taking effect of this Restated Certificate of Incorporation.

C.            The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of one or more series of Preferred Stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors.

D.            Subject to any rights to receive dividends to which the holders of any outstanding Preferred Stock may be entitled, the holders of the Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors from any funds legally available therefor. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or a sale of all or substantially all of the assets of the Corporation, or, any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph D. Each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote, and, except as otherwise stated or expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of any Preferred Stock or as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of Common Stock.

E.            No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE V

UNCLAIMED DIVIDENDS

Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

ARTICLE VI

BY-LAWS

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

ARTICLE VII

INTEREST OF DIRECTORS OR OFFICERS IN CONTRACTS

A director of the Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him from or through any transaction or contract of the Corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE IX

CERTAIN ARRANGEMENTS BETWEEN THE
CORPORATION AND ITS CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

DIRECTORS

A.            The number of directors which shall constitute the whole board shall be not less than five nor more than twenty-five. The first board elected after the adoption of this Article X by the stockholders shall consist of fifteen directors divided into three classes as set forth in paragraph B of this Article X. Thereafter, within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting. Except with respect to the first board elected after the adoption of this Article X, the directors shall be elected at the annual meeting of the stockholders, as provided in paragraph B of this Article X, and each director elected shall hold office until his successor is elected and qualified. - Directors need not be stockholders.

B.            The directors shall be divided into three classes:  Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 1987; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 1988; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders in 1989; or thereafter when their respective successors in each case are elected and qualified. At each annual election held after 1986, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting or thereafter when their respective successors in each case are elected and qualified. Any director elected to a particular class by the stockholders or directors shall be eligible, upon resignation, to be elected to a different class.

C.            Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which, such directors shall have been chosen, and until their successors shall be elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

D.            Whenever the holders of any series of Preferred Stock are entitled to elect one or more directors by the resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of paragraph C of Article IV of this Restated Certificate of Incorporation, vacancies and newly created directorships of such series may be filled by a majority of the directors elected by such series then in office, or by a sole remaining director so elected.

E.            Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

F.             The Board of Directors or any stockholder entitled to vote in the election of directors may make nominations for the election of directors. Such nominations, other than those made by or on behalf of the existing Board of Directors of the Corporation, shall be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not fewer than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, such written nomination shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination, (2) the principal occupation or employment of each such nominee for the past five years and (3) the number of shares of stock of the Corporation beneficially owned by each such nominee and by the nominating stockholder. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

G.            A director, whether elected by the stockholders or appointed by the directors, may be removed from office only for cause and by the affirmative vote or written consent of the holders of shares having at least 66-2/3% of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon.

H.            The business of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Restated Certificate of Incorporation or by the By-laws directed or required to be exercised or done by the stockholders.

I.             To the fullest extent permitted by the General Corporation Laws of Delaware, as the same now exists or may be hereafter amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any other requirements for amendments to this Restated Certificate of Incorporation, no amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of paragraph E of Article IV, Article X, Article XII, Article XIII, Article XIV, or this sentence of this Article XI, unless the amendment effecting such amendment., alteration, change or repeal hall have received the affirmative vote of the, holders of shares having at least 75% of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon.

ARTICLE XII

VOTING REGARDING CERTAIN BUSINESS COMBINATIONS

A.            In addition to the requirements of any applicable statute, and except as otherwise expressly provided in paragraph B of this Article XII and notwithstanding any other provision of this Restated Certificate of Incorporation, any Business Combination shall require the affirmative vote of the holders of shares having at least 75% of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or otherwise in this Restated Certificate of Incorporation or by the By-laws of the Corporation.

B.            The provisions of this Article XII relating to the required vote of the stockholders shall not be applicable to any particular Business Combination if all of the conditions specified in either subparagraph 1 or 2 below are met:

1.             Such Business Combination shall have been approved at any time prior to its consummation by resolution adopted by a majority of the Continuing Directors of the Corporation.

2.             All of the following conditions shall have been met:

(a)                                 The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of such Business Combination of consideration other than cash to be received by holders of the Common Stock of the Corporation in such Business Combination, computed on a per share basis, shall be at least equal to the highest of the following:

(1)                                 the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock of the Corporation acquired by the Related Person (i) within the two-year period immediately prior to the date of the first public announcement of the Business Combination or (ii) in the transaction or transactions by which the Related Person became a Related Person, whichever is higher;

(2)                                 the Fair Market Value per share of the Common Stock of the Corporation on the date of the first public announcement of the Business Combination or the date on which the Related Person first became a Related Person, whichever is higher; or

(3)                                 an amount which bears the same percentage relationship to the amount determined under clause (2) of this condition (a), as the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) that such Related Person has previously paid for any share of the Corporation’s Common Stock bears to the Fair Market Value of the Common Stock of the Corporation on the date of the first public announcement of the Business Combination or the date of the first acquisition of any Voting Stock of the Corporation by such Related person, whichever occurs first.

(b)                                 The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of such Business Combination of consideration other than cash to be received by holders of shares of any class or series of Voting Stock of the Corporation other than Common Stock in such Business Combination, computed on a per share basis, regardless of whether the Related Person has previously acquired any shares of any class or series of Voting Stock of the Corporation other than Common Stock, shall be at least equal to the highest of the following:

(1)                                 the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of such class or series of Voting Stock acquired by the Related Person (i) within the two-year period immediately prior to the date of the first public announcement of the Business Combination or (ii) in the transaction or transactions by which the Related Person became a Related Person, whichever is higher;

(2)                                 the Fair Market Value per share of such class or series of Voting Stock on the date of the first public announcement of the Business Combination or the date on which the Related Person first became a Related Person, whichever is higher;

(3)                                 an amount which bears the same percentage relationship to the amount determined under clause (2) of this condition (b), as the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) that such Related Person has previously paid for any share of the Corporation’s Common Stock bears to the Fair Market Value of such class or series of Voting Stock of the Corporation on the date of the first public announcement of the Business Combination or the date of the first acquisition of any Voting Stock of the Corporation by such Related Person, whichever occurs first; or

(4)                                 the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

(c)                                  The consideration to be received by holders of a particular class or series of Voting Stock (including Common Stock) shall be cash or the same consideration, if any, as the Related Person has previously paid for shares of such class or series of Voting Stock. If the Related Person has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the consideration used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

(d)                                 After such Related Person has become a Related Person and prior to the consummation of such Business Combination, such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Related Person becoming a Related Person.

(e)                                  After such Related Person has become a Related Person and prior to the consummation of such Business Combination, (1) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock of the Corporation; and (2) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation except as necessary to reflect any subdivision of the Common Stock, except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock of the Corporation unless the failure to increase such annual rate is approved by a majority of the Continuing Directors.

(f)                                   After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(g)                                  For the purpose of soliciting stockholder approval of such Business Combination, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of this Corporation at least 30 days prior to the date of the meeting at which such Business Combination will be voted on by the stockholders of the Corporation, whether or not such proxy or information statement is required to be mailed pursuant to such Act or any such subsequent provisions.

(h)                                 The Board of Directors has received an opinion of a nationally or regionally known investment banking firm selected by a majority of the Continuing Directors to the effect that the consideration to be received per share by holders of the Voting Stock of the Corporation in the Business Combination is fair from the financial point of view of the stockholders of the Corporation other than the Related Person.

C.            All prices determined in accordance with paragraph B of this Article XII shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

D.            The terms listed below shall have the following definitions for the purposes of this Restated Certificate of Incorporation:

1.             The terms “Affiliate” and “Associate” shall have the respective meanings as defined in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 15, 1986.

2.             The term “beneficially owns” shall have the meaning as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 15, 1986. Without limiting the foregoing, any shares of Voting Stock of the Corporation that any Related Person (a) has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) receives benefits substantially equivalent to ownership from, shall be deemed beneficially owned by the Related Person.

3.             The term “Business Combination” shall mean any one or more of the following:

(a)                                 any merger or consolidation of the Corporation or of any Subsidiary with or into any Related Person;

(b)                                 any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, by the Corporation or any Subsidiary of assets constituting all or any Substantial Part of all of the assets of the Corporation and its Subsidiaries taken as a whole to or with any Related Person in a single transaction or a series of related transactions, including without limitation a transfer of assets in connection with or as part of the plan for the liquidation or dissolution of the Corporation;

(c)                                  any issuance or transfer by the Corporation or any Subsidiary of any Voting Stock of the Corporation (except for Voting Stock issued pursuant to a stock option, purchase, bonus or other plan for natural persons who are directors, employees, consultants and/or agents of the Corporation or any Subsidiary) to any Related Person in exchange for cash, assets or securities or a combination thereof; and

(d)                                 any reclassification of securities (including any reverse stock split), or recapitalization, reorganization or other transaction involving the Corporation that would have the effect, directly or indirectly, of increasing the proportionate voting power or control of a Related Person with respect to the affairs of the Corporation.

4.             The term “Continuing Director” shall mean any member of the Board who is unaffiliated with, and not a nominee of, the Related Person and either was a member of the Board prior to the time that the Related Person became a Related person or was recommended to succeed a Continuing Director by a majority of Continuing Directors on the Board at the time of such recommendation.

5.             The term “Fair Market Value” shall mean (a) in the case of an item that is traded and regularly quoted in an established market, the highest closing sale price or the highest closing bid quotation during the twenty trading days immediately preceding the date as of which Fair Market Value is being determined, and (b) in the case of an item that is not so traded and quoted, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

6.             The term “person” shall mean any individual, firm, corporation, partnership or other entity.

7.             The term “Related Person” shall mean and include (a) any person which, together with its Affiliates and Associates beneficially owns in the aggregate more than 5% of the outstanding Voting Stock of the Corporation, (b) any Affiliate or Associate of any such person, and (c) any person, with reference to a particular Business Combination, who would become a Related Person upon its consummation; provided, and notwithstanding anything previously contained herein, the term “Related Person” shall not include the Corporation or any Subsidiary or any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

8.             The term “Subsidiary” shall mean any entity in which the Corporation beneficially owns, directly or indirectly, more than 50% of the Voting Stock.

9.             The term “Substantial Part” shall mean more than 30% of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time that the determination is being made.

10.          The term “Voting Stock” shall mean all outstanding shares of capital stock of a corporation entitled to vote generally in the election of directors of such corporation and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by these shares.

E.            Nothing contained in this Article XII shall be construed to relieve any Related Party from any fiduciary obligation imposed by law.

F.             The interpretation, construction and application of any provision or provisions of this Article XII and the determination of any facts in connection with the application of this Article XII shall be made by a majority of the Continuing Directors of the Corporation. Any such interpretation, construction, application or determination, when made in good faith, shall be conclusive and binding for all purposes of this Article XII.

ARTICLE XIII

CONSIDERATIONS IN EVALUATING ACQUISITION PROPOSALS

In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of the Corporation or any Subsidiary (as defined in Article XII), to merge or consolidate with the Corporation or any Subsidiary or to purchase or otherwise acquire all or substantially all of the assets of the Corporation or any Subsidiary, the Board of Directors of the Corporation shall consider all of the following factors and any other factors which it deems relevant: (a) the adequacy of the amount to be paid in connection with any such transaction; (b) the social and economic effects of the transaction on the Corporation and its Subsidiaries, the employees, depositors, loan and other customers and creditors of the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation or its Subsidiaries operate or are located; (c) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (d) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (e) any antitrust or other legal or regulatory issues which may be raised by any such transaction.

ARTICLE XIV

RESTRICTIONS ON CORPORATION PURCHASING VOTING SHARES

A.            Except as otherwise expressly provided in this Article XIV, the Corporation may not purchase any Voting Stock (as defined in Article XII) at a per-share price in excess of the Fair Market Value (as defined in Article XII) as of the time of such purchase from a person known by the Corporation to be a Substantial Stockholder (as hereinafter defined), unless such purchase has been approved by the affirmative vote of the holders of at least two-thirds of the Voting Stock held by Disinterested Stockholders (as hereinafter defined) voting together as a single class (it being understood that, for the purposes of this Article XIV, each share of Voting Stock shall have the number of votes granted to it pursuant to Article IV hereof). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in this Restated Certificate of Incorporation.

B.            The provisions of this Article XIV shall not apply to (1) any purchase pursuant to an offer to purchase which is made on the same terms and conditions to the holders of all of the outstanding Voting Stock or (2) any open market purchase that constitutes a Public Transaction (as hereinafter defined).

C.            For the purposes of this Article XIV:

1.             The term “person” shall have the same meaning as in Article XII.

2.             The term “substantial Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or of any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(a)                                 beneficially owns more than 5% of the combined voting power of the then outstanding Voting Stock, the acquisition of any shares of which has occurred within the two-year period immediately prior to the date on which the Corporation purchases any such shares; or

(b)                                 is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock beneficially owned by a Substantial Stockholder, unless such assignment or succession shall have occurred pursuant to a public Transaction or any series of transactions involving a Public Transaction and, with respect to all shares of Voting Stock owned by such person, has been the beneficial owner of any such shares for a period of less than two years (including, for these purposes, the holding period of the Substantial Stockholder from whom such person acquired shares).

For the purposes of determining whether a person is a Substantial Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 4 below but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

3.             The term “Public Transaction’ shall mean any (a) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 or (b) open market purchase of shares on a national securities exchange or if shares are not listed on a national securities exchange in the over the counter market if, in any such case, the price and other terms of sale are not negotiated by the purchaser and the seller of the beneficial interest in the shares.

4.             The term “beneficially owns” and like and similar terms shall have the same meaning as in Article XII.

5.             The term “Affiliate” and “Associate” shall have the respective meanings set forth in Article XII.

6.             The term “Disinterested Stockholders” shall mean those holders of Voting Stock who are not Substantial stockholders.

D.            A majority of the Board of Directors shall have the power and duty to determine for the purposes of this Article XIV, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XIV including without limitation, (1) whether a person is a Substantial stockholder, (2) the number of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a price is in excess of the Fair Market Value, (5) whether a purchase constitutes a Public Transaction and (6) such other matters with respect to which a determination is required under this Article XIV. The good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Article XIV.

E.            Nothing contained in this Article XIV shall be construed to relieve Substantial Stockholder froth any fiduciary obligation imposed by law.

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION

OF OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolutions:

BE IT RESOLVED, that this Board of Directors proposed, and hereby declares its advisability, that Paragraph A of Article IV of the Restated Certificate of Incorporation which was duly filed by this corporation with the office of the Secretary of State of the State of Delaware on December 4, 1986, be amended to read in its entirety as follows:

“A.                              The total amount of shares of all classes of stock which the Corporation shall have authority to Issue is 2,800,000 shares, which shall be divided into two classes as follows:

2,500,000 shares of Common Stock without par value and

300,000 shares of Preferred Stock without par value.”

FURTHER RESOLVED, that Paragraph G of Article X of the Restated Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

“G.                              A director, whether elected by the stockholders or appointed by the directors, may be removed from office only for cause and by the affirmative vote of the holders of shares holding at least 66 2/3 of the voting power of all outstanding capital stock of the Corporation entitled to vote thereon.”

SECOND, that the said amendments were submitted to the stockholders of the corporation at the duly convened annual meeting of the stockholders held on March 14, 1989, and at such meeting each of the amendments was approved by the affirmative vote of the holders of shares having, at least 75% of the voting power of all of the outstanding capital stock of the corporation entitled to vote thereon.

THIRD, that the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that the Board of Directors of said Corporation at a meeting duly convened and held, adopted the following resolution:

“BE IT RESOLVED, that this Board of Directors proposes, and hereby declares its advisability, that Paragraph B of Article X of the Restated Certificate of Incorporation of this Corporation, as previously amended, be further amended by adding at the end thereof the following sentences:

‘Provided, and notwithstanding anything contained in this Paragraph B to the contrary, no person shall be elected to serve, or continue to serve, as a director of this Corporation after having attained age 70. Any individual who was previously elected as a director of this Corporation who thereafter attains age 70 shall no longer serve as a director, and, upon attaining age 70, such individual shall be deemed, effective at such time, to have resigned his/her directorship thereby creating a vacancy.’

FURTHER RESOLVED, that the proposed amendment to this Corporation’s Restated Certificate of Incorporation, as previously amended, shall be considered at the next annual meeting of stockholders to be held on March 10, 1992.”

SECOND, that the aid amendment was duly submitted to the stockholders of the Corporation at the duly convened annual meeting of the stockholders held on March 10, 1992, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having at least 75% of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

THIRD, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Laws of the State of Delaware.

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that the Board of Directors of said Corporation at a meeting duly convened and held adopted the following resolutions:

RESOLVED, that this Board of Directors proposes, and hereby declares its advisability, that Paragraph A of Article IV of this Corporation’s Restated Certificate of Incorporation, as previously amended, be further amended to increase the number of authorized shares of common stock without par value from 2,500,000 shares to 3,500,000 shares.

FURTHER RESOLVED, that the proposed amendment to this Corporation’s Restated Certificate of Incorporation be considered at the next annual meeting of stockholders to be held on March 8, 1994.

SECOND, that the said amendment was submitted to the stockholders of the Corporation at the duly convened annual meeting of the stockholders held on March 8, 1994, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

THIRD, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that the Board of Directors of said Corporation at a meeting duly convened and held adopted the following resolutions:

RESOLVED, that this Board of Directors proposes, and hereby declares its advisability, that Paragraph A of Article IV of this Corporations Restated Certificate of Incorporation, as previously amended, be further amended to increase the number of authorized shares of common stock without par value from 3,500,000 shares to 6,000,000 shares.

FURTHER RESOLVED, that the proposed amendment to this Corporation’s Restated Certificate of Incorporation be considered at the next annual meeting of stockholders to be held on March 12, 1996.

SECOND, that the said amendment was submitted to the stockholders of the Corporation at the duly convened annual meeting of the stockholders held on March 12, 1996, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

THIRD, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation at a meeting duly convened and held adopted the following resolutions:

RESOLVED, that this Board proposes, and hereby declares its advisability, that Paragraph A of Article IV of this Corporations Restated Certificate of Incorporation, as previously amended, be further amended to read in its entirety as follows:

“A.                              The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,300,000 shares, which shall be divided into two classes as follows:

10,000,000 shares of Common Stock with a par value of $1.00 per share, and

300,000 shares of Preferred Stock with a par value of $1.00 per share.”

FURTHER RESOLVED, that this amendment shall become effective as of the date (the “Effective Date”) that a Certificate of Amendment as to this amendment is duly filed with the Office of the Secretary of State of the State of Delaware; and

FURTHER RESOLVED, that the stated capital of the Corporation immediately preceding the Effective Date, being $15,844,000, shall remain the stated capital of the Corporation as of the Effective Date and

FURTHER RESOLVED, that until surrendered, each outstanding certificate for shares of the Corporation’s common stock of no par value and the Corporations preferred stock of no par value shall be deemed for all purposes as representing shares of common stock of $1.00 par value and shares of common stock of preferred stock of $1.00 par value, respectively; and

FURTHER RESOLVED, that the proposed amendment to this Corporation’s Restated Certificate of Incorporation as set forth above be considered at the next annual meeting of stockholders to be held on March 9, 1999.

SECOND: That the said amendment was submitted to the stockholders of the Corporation at the duly convened annual meeting of the stockholders held on March 9, 1999, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

OLD SECOND BANCORP, INC.

                Old Second Bancorp, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

                1.             The name of the Corporation is:  Old Second Bancorp, Inc.

                2.             Paragraph A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“A:                             The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,300,000 shares, which shall be divided into two classes as follows:

20,000,000 shares of Common Stock, with a par value of $1.00 per share, and

300,000 shares of Preferred Stock, with a par value of $1.00 per share.”

                3.             The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of April 20, 2004.

OLD SECOND BANCORP, INC.

By:	/s/William B. Skoglund
William B. Skoglund
Chairman and Chief Executive Officer

CERTIFICATE OF DESIGNATIONS

OF

SERIES B FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK

OF

OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 141(a) of the General Corporation Law of the State of Delaware, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the certificate of incorporation of the Corporation and applicable law, adopted the following resolution on January 13, 2009, creating a series of 73,000 shares of Preferred Stock of the Corporation designated as “Series B Fixed Rate Cumulative Perpetual Preferred Stock.”

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.    Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series B Fixed Rate Cumulative Perpetual Preferred Stock” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 73,000.

Part 2.    Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3.    Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)           “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b)           “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c)           “Junior Stock” means the Common Stock, Series A Junior Participating Preferred Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)           “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)           “Minimum Amount” means $18,250,000.

(f)            “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)           “Signing Date” means January 16, 2009.

Part 4.    Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Old Second Bancorp, Inc., has caused this Certificate of Designations to be signed by J. Douglas Cheatham, its Executive Vice President and Chief Financial Officer, this 14th day of January, 2009.

OLD SECOND BANCORP, INC.

By:	/s/ J. Douglas Cheatham

Name:	J. Douglas Cheatham

Title:	Executive Vice President and Chief
Financial Officer

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ANNEX A

STANDARD PROVISIONS

Section 1.              General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2.              Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)           “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)           “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)           “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e)           “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f)            “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)           “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h)           “Dividend Period” has the meaning set forth in Section 3(a).

(i)            “Dividend Record Date” has the meaning set forth in Section 3(a).

(j)            “Liquidation Preference” has the meaning set forth in Section 4(a).

(k)           “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l)            “Preferred Director” has the meaning set forth in Section 7(b).

(m)          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n)           “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o)           “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p)           “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q)           “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r)            “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.              Dividends.

(a)           Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but

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excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)           Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a brokerdealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a

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stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4.              Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of

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Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.              Redemption.

(a)           Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

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Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)           No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)           Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.  Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if

9

less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.              Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.              Voting Rights.

(a)           General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)           Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred

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Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)                                  Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)           Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a

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merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)           Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

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Section 8.              Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9.              Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10.            No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.            Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12.            Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

OLD SECOND BANCORP, INC.

Old Second Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

1.                                       The name of the Corporation is:  Old Second Bancorp, Inc.

2.                                       The Certificate of Incorporation of the Corporation is hereby amended by striking out Paragraph A of Article IV thereof in its entirety and by substituting in lieu of the former Paragraph A of Article IV the following:

“A.                             The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,300,000 shares, which will be divided into two classes:

40,000,000 shares of common stock, with a par value of $1.00 per share; and

300,000 shares of preferred stock, with a par value of $1.00 per share.”

3.                                       The said amendment was submitted to the stockholders of the Corporation at the duly convened annual meeting of the stockholders held on April 20, 2010, and at such meeting the said amendment was approved by the affirmative vote of the holders of shares having a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote thereon.

4.                                       The aforesaid amendment to the Restated Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of the 22nd day of April, 2010.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
William B. Skoglund
President and Chief Executive Officer